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                                                                      Exhibit 99




                              THE CHUBB CORPORATION

               STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (2001)

1.       PURPOSE

         The purpose of The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001) (the "Plan") is to increase the proprietary and vested interest of the non-employee directors of The Chubb Corporation (the "Corporation") in the growth and performance of the Corporation by granting such directors options to purchase shares of Common Stock, $1.00 par value per share (the "Stock"), of the Corporation.

2.       ADMINISTRATION

         The Plan shall be administered by the Corporation's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors eligible to receive options under the Plan or the purchase price thereunder. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Corporation shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York.

3.       ELIGIBILITY

         The class of individuals eligible for grant of options and Restoration Options under the Plan shall be Eligible Directors, as defined below. Eligible Director shall mean a director of the Corporation who is not an employee of the Corporation or its subsidiaries and has not, within one year immediately preceding the determination of such director's eligibility, received any award under any plan of the Corporation or its subsidiaries that entitles the participants therein to acquire stock, stock options or stock appreciation rights of the Corporation or its subsidiaries. Any holder of an option granted hereunder shall hereinafter be referred to as a "Participant".

4.       SHARES SUBJECT TO THE PLAN

         Subject to adjustment as provided in Section 8 an aggregate of 400,000 shares of Stock shall be available for issuance upon the exercise of options and Restoration Options, as described in Section 6, granted under the Plan. The shares of Stock deliverable upon the exercise of options and Restoration Options may be made available from authorized but unissued shares or shares reacquired by the Corporation, including shares purchased in the open market or in private transactions. If any option or Restoration Option granted under the Plan or the Corporation's Stock Option Plans for Non-Employee Directors (1988), (1992) and
(1996) shall terminate for any reason without having been exercised, the shares subject to, but not delivered under, such option shall be available for other options and Restoration Options under the Plan.

5.       GRANT, TERMS AND CONDITIONS OF OPTIONS

         Each individual who is an Eligible Director will be granted an option to purchase 4,000 shares of Stock, or such lesser amount as may be determined by the Board, as of the date of each Annual Shareholders Meeting following the effectiveness of the Plan at which such individual is elected or reelected to the office of director. The options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall have the following terms and conditions:

         (a) Price. The purchase price per share of Stock deliverable upon the exercise of each option shall be 100% of the Fair Market Value per share of the Stock on the date the option is granted. For purposes of this Plan, Fair Market Value shall be the average of the highest and lowest per share sales prices as reported for consolidated trading of issues listed on the New York Stock Exchange on the date in question, or, if the Stock shall not have traded on such date, the average of the highest and lowest per share sales prices on the first date prior thereto on which the Stock was so traded.

         (b) Payment. Options may be exercised only upon payment of the purchase price thereof in full. Such payment shall be made in cash or in Stock owned for at least six months by the Eligible Director, which shall have a Fair Market Value (determined in accordance with the rules of paragraph (a), above) at least equal to the aggregate exercise price of the shares being purchased, or a combination of cash and Stock.
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         (c)      Exercisability and Term of Options. Options shall be
exercisable in whole or in part at all times during the period beginning on the date of grant until terminated, as provided in paragraph (d), below.

         (d)      Termination of Service as Eligible Director.

                  (i) Except as provided in subparagraph (ii) of this paragraph (d), all outstanding options held by a Participant shall be automatically cancelled upon such Participant's termination of service as an Eligible Director.

                  (ii) Upon termination of a Participant's service as an Eligible Director by reason of such Participant's voluntary mid-term resignation, declining to stand for reelection (whether as a result of the Corporation's mandatory retirement program or otherwise), becoming an employee of the Corporation or a subsidiary thereof or becoming disabled (as defined in the Corporation's pension plan), all outstanding options held by such Participant on the date of such termination shall expire five years from the date upon which the Participant ceases to be an Eligible Director. In the event of the death of a Participant (whether before or after termination of service as an Eligible Director), all outstanding options held by such Participant (and not previously cancelled or expired) on the date of such death shall be fully exercisable by the Participant's legal representative within one year after the date of death (without regard to the expiration date of the option specified in accordance with the preceding sentence).

         (e)      Non-transferability.

                  (i) Except as provided in (ii) below, no option shall be assignable or transferable, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution, and during the lifetime of the Participant to whom an option is granted, it may be exercised only by the Participant or by the Participant's legal guardian or legal representative. Notwithstanding the above, options may be transferred pursuant to a qualified domestic relations order.

                  (ii) Notwithstanding subparagraph (i) above, the Board may determine that an option may be transferred by a Participant to one or more members of the Participant's immediate family, to a partnership of which the only partners are members of the Participant's immediate family, or to a trust established by the Participant for the benefit of one or more members of the Participant's immediate family. For this purpose immediate family means the Participant's spouse, parents, children, grandchildren and the spouses of such parents, children and grandchildren. A transferee described in this subparagraph may not further transfer an option. Subject to such conditions that may be determined by the Board or a person or persons designated by the Board, an option transferred pursuant to this subparagraph shall remain subject to all of the applicable provisions of the Plan and the written option agreement.

         (f) Listing and Registration. Each option and Restoration Option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Stock subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, no such option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

         (g) Option Agreement. Each option and Restoration Option granted hereunder shall be evidenced by an agreement with the Corporation which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

6.       GRANT, TERMS AND CONDITIONS OF RESTORATION OPTIONS

         In the event that, within seven years of the date of grant of an option granted hereunder (the "original option"), an Eligible Director delivers shares of the Stock in payment of the exercise price of the original option in accordance with Section 5(b) such Eligible Director shall be granted a Restoration Option, subject to the satisfaction of the conditions and criteria set forth below. Restoration Options will be nonstatutory options not intended to qualify under Section 422 of the Code and shall have the following terms and provisions:
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         (a)      Number of Shares. A Restoration Option shall entitle the
holder thereof to purchase a number of shares of Stock equal to the number of such shares delivered upon exercise of the original option.

         (b) Price. A Restoration Option shall have a per share exercise price of 100% of the per share Fair Market Value, determined in accordance with
Section 5(a), of the Stock on the date of grant of such Restoration Option.

         (c)      Conditions. Notwithstanding any other provision of this
Section 6 no Restoration Option shall be granted if (i) the per share Fair Market Value of the Stock is not at least 125% of the exercise price of the original option, (ii) the original option is a Restoration Option or (iii) the exercising Participant is not an Eligible Director on the date of exercise.

         (d) Other Provisions. Restoration Options shall be subject to all other terms and conditions set forth in Section 5, except as expressly set forth and as modified in this Section 6.

7.       ADJUSTMENT OF AND CHANGES IN STOCK

         In the event of a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then such an adjustment shall be made to any or all of (1) the number and kind of shares which thereafter may be awarded or optioned and sold under the Plan, (2) the number of options to be granted each year under Section 5, (3) the number and kind of shares subject to outstanding Options and Restoration Options, and (4) the grant or exercise price with respect to any of the foregoing; provided, however, that the number of shares subject to any Option or Restoration Option shall always be a whole number.

8.       MERGERS, SALES AND CHANGE OF CONTROL

         In the case of (i) any merger, consolidation or combination of the Corporation with or into another corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in its outstanding Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the assets of the Corporation or (ii) a Change in Control (as defined below) of the Corporation, the holder of each option (including for purposes of this Section any Restoration Option) then outstanding immediately prior to such Change in Control shall (unless the Board determines otherwise) have the right to receive on the date or effective date of such event an amount in exchange for such options equal to the excess of the Fair Market Value on such date of (a) the securities, cash or other property, or combination thereof, receivable upon such merger, consolidation or combination in respect of a share of Stock, in the cases covered by clause (i) above, or in the case of a sale of assets referred to in such clause (i), a share of Stock, or (b) the final tender offer price in the case of a tender offer resulting in a Change in Control or (c) the value of the Stock covered by the option as determined by the Board, in the case of Change in Control by reason of any other event, over the exercise price of such option, multiplied by the number of shares of Stock subject to such option. Unless otherwise determined by the Board, such amount will be payable fully in cash.

         Any determination by the Board made pursuant to this Section 8 will be made as to all outstanding options and shall be made (a) in cases covered by clause (i) above, prior to the occurrence of such event, (b) in the event of a tender or exchange offer, prior to the purchase of any Stock pursuant thereto by the offeror and (c) in the case of a Change in Control by reason of any other event, just prior to or as soon as practicable after such Change in Control.

         A "Change in Control" shall be deemed to have occurred if (a) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially 25% or more of the Stock outstanding, or (b) if following (i) a tender or exchange offer for voting securities of the Corporation (other than any such offer made by the Corporation), or (ii) a proxy contest for the election of directors of the Corporation, the persons who were directors of the Corporation immediately before the initiation of such event (or directors who were appointed by such directors) cease to constitute a majority of the Board of Directors of the Corporation upon the completion of such tender or exchange offer or proxy contest or within one year after such completion.

9.         NO RIGHTS OF SHAREHOLDERS

         Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a shareholder of the Corporation in respect of any shares purchasable upon the exercise of any option or Restoration Option, in whole or in part, unless and until certificates for such shares shall have been issued.
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10.      PLAN AMENDMENTS

         The Plan may be amended by the Board, as it shall deem advisable or to conform to any change in any law or regulation thereto; provided, that the Board may not, without the authorization and approval of shareholders: (i) increase the number of shares which may be purchased pursuant to options or Restoration Options hereunder, either individually or in the aggregate, except as permitted by Section 7, (ii) change the requirements of Sections 5(a) and 6(b) that option grants be priced at Fair Market Value, except as permitted by Section 7, (iii) modify in any respect the class of individuals who constitute Eligible Directors.

11.      EFFECTIVE DATE AND DURATION OF PLAN

         The Plan shall become effective on the day after the Corporation's Annual Shareholders Meeting at which the Plan is approved by Shareholders. The Plan shall terminate on the day following the Annual Shareholders Meeting at which Directors are elected in the year 2006, unless the Plan is extended or terminated at an earlier date by Shareholders; provided, however, that grants of Restoration Options pursuant to Section 6 shall continue until the seventh anniversary of the grant of the original option.